SUB-ITEM 77Q3

AIM CHINA FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811-05426
SERIES NO.:        19

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $    371

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class B               $     --
          Class C               $     --
          Class Y               $      3
          Institutional Class   $      5

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0535

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B                     --
          Class C                     --
          Class Y                 0.0535
          Institutional Class     0.1853

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  7,384

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  1,113
          Class C                  2,279
          Class Y                     99
          Institutional Class         26

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  12.46

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  12.27
          Class C               $  12.25
          Class Y               $  12.47
          Institutional Class   $  12.46